Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-3 of FirstCash Holdings, Inc. of our report dated March 4, 2021, except for Notes 13 and 14 as to which the date is November 16, 2021, relating to the consolidated financial statements of American First Finance, Inc. and Subsidiary, appearing in the Current Report on Form 8-K filed by FirstCash Holdings, Inc. on December 17, 2021.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Dallas, Texas

September 2, 2022